      							OMB Number		3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
		Section 17(a) of the Public Utility Holding Company Act of 1935
			or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person*

<<	LYNX CAPITAL GROUP, LLC  >>
	______________________________________________________________________
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

<<	2601 Fair Oaks Blvd., Sacramento, CA  95864 >>

2.	Issuer Name and Ticker or Trading Symbol

<<	Provident American Corporation (PAMC)  >>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year

<<	8-98  >>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			____ 10% Owner

	____ Officer (give		XXXX Other (specify
          title below)			  below)

<<		Former 10% Owner  >>

7.	Individual or Joint/Group Filing (Check Applicable line)

	XXXX Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
												SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 4 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)


2.	Transaction Date (Month/Day/Year)


3.	Transaction Code (Instr. 8)

	Code					V

	___					__________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount				(A) or (D)			Price

	_______					____			_________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	__________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) __________

___________________________________________________________________________

FORM 4 (continued)							Page 3 of 4 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

<<	Options  >>

2.	Conversion or Exercise Price of Derivative Security

<<	$6.62  >>

3.	Transaction Date (Month/Day/Year)

<<	8-17-98  >>

4.	Transaction Code (Instr. 8)

	Code				V
<<	J (1)			____________  >>

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)

<<	(A)	50,000	(D)	______________  >>

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date

<<	8-17-98						8-17-01  >>

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title				Amount or Number of Shares

<<	Common Stock			50,000  >>

8.	Price of Derivative Security (Instr. 5)

<<	$N/A   >>

FORM 4 (continued)							Page 4 of 4 Pages

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)

<<	D - 250,000				I - 917,920  >>

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)

<<	See #9  >>

11.	Nature of Indirect Beneficial Ownership (Inst. 4)

<<	As general partner of limited partnership  >>


Explanation of Responses:		LYNX CAPITAL GROUP, LLC  December 22, 1998

The reporting person has								Date
only a pro rata interest in	By:  /s/ Michael Ashker
the securities reported and 		Michael Ashker, Manager
disclaims beneficial ownership
of the securities reported except	**Signature of Reporting Person
to the extent of the reporting
person's pecuniary interest.

(1)  J - The reporting person
received from the issuer options
to purchase 50,000 shares of
common stock pursuant to a consulting
agreement with the issuer.

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

1015436